EXHIBIT 10.13




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                               PURCHASE AGREEMENT

                                     BETWEEN

                           VANGUARD ENERGY CORPORATION

                                       AND

                              VAST EXPLORATION, LLC





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                                TABLE OF CONTENTS
                                                                           Page

ARTICLE 1 Definitions........................................................1
ARTICLE 2 Purchase And Sale Of The Interests; Consideration..................3
ARTICLE 3 Actions of Seller Before Closing...................................3
ARTICLE 4 Actions of Purchaser Before Closing................................5
ARTICLE 5 Seller's Representations And Warranties............................5
ARTICLE 6 Purchaser's Representations And Warranties.........................9
ARTICLE 7 Conditions Precedent To The Obligations Of Purchaser...............9
ARTICLE 8 Conditions Precedent To The Obligations Of Seller.................10
ARTICLE 9 Actions Of Seller And Purchaser At The Closing....................11
ARTICLE 10 Settlement Statement; Further Actions And Assurances.............12
ARTICLE 11 Notices..........................................................14
ARTICLE 12 Termination......................................................15
ARTICLE 13 Interpreting This Agreement......................................16
ARTICLE 14 Miscellaneous Provisions.........................................17

                                List of Exhibits


Exhibit A ................................................Description of Lands
Exhibit B ...........................................................Inventory
Exhibit C ...........................................Purchase Price Allocation
Exhibit D ....................................Form of Instrument of Conveyance


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                             Index of Defined Terms

Agreement..........................1       Lands..............................1
Claim..............................2       Leases.............................1
Closing Date.......................3       Noteholders........................4
Contracts..........................1       NPI Interests......................2
Earnest Money......................3       Permitted Encumbrances.............2
Effective Date.....................1       Purchase Price.....................3
Exhibit............................2       Purchaser..........................1
Gulf Fee Leases....................4       Seller.............................1
Instrument of Conveyance..........12       Settlement Statement..............13
Joint Operating Agreements.........1       Sunoco.............................7



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                               PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT ("Agreement") is entered into by and between VE Corporation, doing business as Vanguard Energy Corporation ("Seller") and Vast Exploration, LLC ("Purchaser"). In consideration of the premises, covenants and agreements herein contained and the actions herein recited to be performed, Seller and Purchaser agree as follows:

                                   ARTICLE 1

                                   Definitions

The following defined terms have the meanings set forth in this Article 1. All Article and Section numbers used in this Agreement refer to Articles and Sections of this Agreement unless otherwise specifically described.

1.1 "Effective Date" means 9:00 a.m., local time at the location of the Interests, on April 1, 2014.

1.2 "Interests" means:

     (a) Seller's interest in the oil and gas leases and a like undivided interest in the estates created by the oil and gas leases described in Exhibit A attached hereto (the "Leases"), insofar, and only insofar as the Leases cover the lands described in Exhibit A (the "Lands");

     (b) Seller's interest in and to all fixtures and personal property located on the Leases and Lands, including oil and gas wells, injection wells, tanks, boilers, pumps, wellheads and all other equipment used or held for use on the Leases and the Lands, including, without limitation, the personal property and fixtures listed on Exhibit B;

     (c) Seller's interest arising from or attributable to the joint operating agreements between Seller and any third party, as Operator, or joint operating agreements between Seller and any third party acting for and on behalf of Seller as a contract operator (collectively, the "Joint Operating Agreements") as well as Seller's interest in all other agreements, licenses, permits, easements and other contracts, whether similar or dissimilar to the foregoing (the "Contracts"), except that the term "Contracts" does not include any agreements, licenses, permits, easements and other contracts less and except any of the foregoing that pertain exclusively to any existing wells on the Leases and Lands which are owned wholly by a third party, which do not form a part of the Interests, and the term "Contracts" specifically includes any seismic licenses or other rights to seismic data which Seller is empowered to assign;

     (d) Seller's interest in the claim or chose in action described in Lynette Holmes dba C-Make Production v. Delton Drum, et al., Cause no 54443,

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          pending  in the 88th  District  Court of  Hardin  County,  Texas  (the
          "Claim") as well as any funds or monies held in escrow or suspense and attributable to the Claim;

     (e) The rights and interests of Vanguard Net Profits, LLC to receive payments or other rights in respect of production from or attributable to any of the Leases or the Lands (the "NPI Interests");

     (f) The term "Interests" does not include, and Purchaser shall not acquire, any wells (whether producing, non-producing, salt water injection or other equipment or fixtures, or hydrocarbons or production owned by third parties which may be located in whole or in part on the Leases or the Lands and which are shared with Seller, it being the intention of Seller to sell only its rights, titles and interests and not those of third parties.

1.3 "Permitted Encumbrances" means:

     (a)  Lessors' royalties;

     (b) Any overriding royalty interests, net profits interests, including the NPI Interests, production payments or other payments out of or with respect to production which are of record on the date of this Agreement;

     (c) Sales contracts covering hydrocarbons, so long as the same may be cancelled on 60 days notice or less, without penalty;

     (d) liens for taxes or assessments not due or not delinquent on the Closing Date; (e) Easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations on or over any of the Leases or Lands, which do not interfere with current or proposed operations on the lease;

     (f) Operator's, materialmen's, mechanic's, repairmen's or other similar liens and charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Interests that are either: do interfere with the operation, value or use of the Interests or which are paid in the ordinary course of business, and pursuant to which Seller is not in default.

1.4 "Exhibit" means an Exhibit to this Agreement.

1.5 Other terms are defined elsewhere in this Agreement and for the purposes of this Agreement, those other terms have the meanings specified in those other portions unless the context requires otherwise.

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                                    ARTICLE 2

                Purchase And Sale Of The Interests; Consideration

2.1 Contemporaneously with the execution of this Agreement, Purchaser has paid Seller the amount of $150,000.00, as earnest money and a deposit upon the Purchase Price (the "Earnest Money"), which shall be deposited with Charger Title Insurance Agency, Inc., having an address of 520 East 770 North, Orem, Utah 84097 ("Charger title"), pursuant to an escrow or like agreement acceptable to both Seller and Purchaser.

2.2 In reliance upon the representations and warranties of Seller, Purchaser agrees to buy the Interests, subject to the other terms and provisions hereof, at the time, date and location specified in Section 9.1 (the "Closing Date"), for the sum of $5,500,000.00, which sum, as adjusted in accordance with the other provisions of this Agreement, is referred to as the "Purchase Price." The parties have agreed that the Purchase Price will be allocated among the Interests as set forth on Exhibit C.

 2.3 The Purchase Price shall be paid or delivered to Seller at the time and in the manner specified in Section 9.1.

                                   ARTICLE 3

                        Actions of Seller Before Closing

3.1 Seller shall, or shall cause the operators under the relevant Joint Operating Agreements to continue to operate the wells located on the Leases on the Lands as they have heretofore, and otherwise will, or will cause, the Interests to be developed, maintained and operated in a good and workmanlike manner. Seller will not introduce any new method of management, operation or accounting with respect to the Leases or Lands without the prior approval of Purchaser.

3.2 Seller shall not execute any AFEs for any new operations on the Leases or the Lands, without the prior approval of the Purchaser, but will pay or cause to be paid all costs and expenses incurred in connection with the Interests; provided, however, that nothing contained in this Section shall prevent Seller from authorizing actions by an operator in the event life or property is threatened.

3.3 Seller shall seek, and use its reasonable efforts, to obtain the approval of its shareholders to the transactions contemplated by this Agreement.

3.4 Seller shall seek, and use its reasonable efforts, to obtain the approval of any parties holding a lien against any of the Leases or the Lands on account of one or more convertible notes (the "Noteholders"), and to obtain a release of the same, which shall be delivered at the Closing.

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3.5  Seller shall seek, and use its reasonable  efforts,  to obtain a release of any rights owned by the owners of the NPI Interests, and, if required, a re-conveyance to Seller of any rights held by the owners of the NPI Interests.

3.6 Seller shall seek, and use its reasonable efforts, to obtain the approval or consent to a transfer of the rights in respect of the Leases located in the Champion Choate Survey (the "Gulf Fee Lease").

3.7 Seller shall not offer the Interests or any part of the Interests to any party, and shall promptly notify Purchaser of any unsolicited offer received from any third party with respect to the Interests.

3.8 Seller shall, upon reasonable notice and during its normal working hours, make the following records in its possession pertaining to the Interests available to Purchaser and its authorized representatives at Seller's offices for such inspection and copying, at Purchaser's sole expense, as Purchaser deems necessary, and, if it has not already then done so, Seller will deliver copies, or where available, originals, of those records to Purchaser promptly after the Closing Date:

     (a)  All title materials pertaining to the Interests;

     (b) All of the instruments creating the Leases and, if applicable: farmout and farmin agreements, assignments, unitization, pooling and operating agreements, joint venture agreements, division and transfer orders, mortgages, deeds of trust, security agreements, financing statements and other instruments creating encumbrances, liens or burdens and all other contracts and documents affecting title to the Interests;

     (c) Evidence relating to any rentals, royalties, shut-in gas well payments or other payments made under or with respect to the Leases. ;

     (d) Evidence relating to any ad valorem, property, production severance, and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Interests for all periods during which the Seller owned a portion of the Interests;

     (e) Ownership maps and surveys relating to the Leases and the Lands; (f) All lease records and data sheets relating to the Leases and to bonuses, rentals and royalties payable thereunder;

     (g) All agreements, leases, permits, easements, licenses and orders in any way relating to the Interests;

     (h) All bonds and other policies of insurance relating to the operation of the Interests; and

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     (i)  Reproducible masters or originals of all books, records,  information, contracts and documents, engineering, geological and geophysical data, reports and maps relating to the Interests, but only to the extent that Seller may do so without violation of any seismic data license or similar agreement.

If this Agreement is terminated by Purchaser, Purchaser shall return to Seller all items which Seller has delivered to Purchaser in respect of the Interests (or portion thereof) not purchased by Purchaser, and neither party will have any further obligation to the other in respect thereto.

                                   ARTICLE 4

                       Actions of Purchaser Before Closing

4.1 To the extent any are required, Purchaser shall, and use its reasonable efforts to obtain, all approvals or consents which may be required for Purchaser to consummate the transactions herein contemplated.

4.2 Purchaser shall have the right to review the records and files of Seller, and to make copies of the same, and to conduct any reviews or due diligence reviews that it may desire in respect of the Interests, and to request information from Seller in respect of the same.

                                   ARTICLE 5

                     Seller's Representations And Warranties

Seller represents and warrants to and agrees with Purchaser, subject in all events to the qualifications or limitations to or on such representations and warranties as are set out in this Article 3, that:

5.1 The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any of the terms or conditions of nor result in the breach of any of the terms or conditions of nor constitute a default under the Articles of Incorporation nor the By-laws of Seller.

5.2 Except for the approval of the Board of Directors of Seller, the consent of the shareholders of Seller, the approval or consent of the Noteholders, the approval or consent of the owners of the NPI Interests, the approval or consent of a transfer of the rights in respect of the Gulf Fee Lease, no other approvals, consents or authorizations to the execution, delivery and performance of this Agreement and the transactions contemplated hereby are required for the execution and performance of this Agreement by Seller.

5.3 To the best of Seller's knowledge, except as described in Section 5.2, there are no liens, encumbrances or mortgages covering any of the Lands and the wells thereon, and Seller is unaware of any rights in any third parties which, upon the passage of time, would permit the filing of any liens or encumbrances on the Lands or wells.

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5.4  The share of costs to be borne by  Seller  in  regard to each  Lease is set forth on Exhibit A, and is described therein as the "GWI." The share of hydrocarbons that are allocated to Seller after the lessor's share of royalty and any overriding royalty has been deducted is set forth on Exhibit A, under the heading "NRI." The amount of NRI set forth on Exhibit A does not take into account any amount which is allocated to the NPI Interests.

5.5 Except for the Claim and the potential claims described in the correspondence from Traton Operating Company dated March 7, 2014, copies of which have been or will be furnished to Purchaser, Seller is unaware of any demand letters, offset, development or drainage letters or claims asserted by any third party (including, but not limited to, a lessor under any of the Leases) or governmental authority against Seller in respect of the Leases or the production therefrom or attributable thereto nor are there any suits, actions, claims, investigations, audits, inquiries or proceedings, threatened or pending, against Seller in respect of taxes, governmental charges, duties or assessments, nor are there any matters under discussion with any governmental authority relating to taxes, governmental charges, duties, assessments or requirements for refunds or penalties or any claims for additional taxes, governmental charges, duties, assessments or refunds or penalties asserted by any governmental authority affecting the Interests or the production therefrom or attributable thereto.

5.6 Seller believes in good faith, but does not represent and warrant, that during the time that Seller has claimed to own interests in the Leases, Seller's purchaser of hydrocarbons from the Leases, Sunoco Partners Marketing & Terminals, L.P. ("Sunoco"), has paid all royalties due under the Leases or has suspended such royalty payments in Sunoco's financial accounts under title or division order conditions determined solely by Sunoco to justify such suspense, and during the time that Seller has claimed to own interests in the Leases, Seller has not received any notice, written or otherwise, from Sunoco that any party has claimed that royalties are due and unpaid, or that there are any other working interest owners, other than C.F.O., Inc., that are entitled to payment with respect to the sale of Hydrocarbons. To the Seller's best information, Sunoco (or its predecessor or predecessors) likewise paid, or justifiably suspended, all royalties due under the Leases for the period of time before Seller acquired any interest in the Leases, but Seller cannot and does not warrant and represent that that is the case. Seller in good faith believes, but does not represent and warrant to Purchaser, that the Leases are in full force and effect.

5.7 Seller, before Seller acquired the Leases, conducted reviews of the title to the Leases, and made its commercially reasonable efforts to verify the quantum of interest to be acquired by it. With regard to the Lease referred to as the "Coline Lease" on Exhibit A, Seller reviewed the division orders currently in place, and after submitting transfer orders to Sunoco, Seller

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     has  received the proceeds of the sale of the quantum of interest set forth on those division orders. Other than as disclosed in Section 5.5, Seller has not received any notice of any suits, actions, claims, investigations, audits, inquiries or proceedings, threatened or pending, and has no knowledge of any suits, actions, claims, investigations, audits, inquiries or proceedings, threatened or pending.

5.8 To the best of Seller's knowledge, none of the Interests is affected by any agreement or arrangement (including, but not limited to, any hedging agreement, take or pay, gas balancing, pipeline balancing or other prepayment agreement or production payment, other than the alleged production payments referred to in that certain Limited Title Report from the Willyard Law Firm PLLC, dated June 24, 2010, which, as of the Effective Date, requires Seller to deliver hydrocarbons produced from the Leases at some future time without then or thereafter receiving full payment therefor or at a specified price.

5.9 To the best of Seller's knowledge, except for those consents or approvals listed in Article 3 there are no consents required for Seller to transfer and convey all or any portion of title to the Leases, and, except for the rights listed in Article 3, there are no rights in third parties which would preclude Seller from transferring all or any portion of title to the Leases.

5.10 Seller possesses all licenses, permits, certificates, orders, approvals and authorizations necessary from any governmental entity having jurisdiction to own and to operate the Interests and to carry on its business as now conducted, and Seller has not received any notice from any governmental entity having jurisdiction that Seller does not possess any licenses, permits, certificates, orders, approvals and authorizations necessary to own the Interests and to carry on its business as now conducted.

5.11 The information furnished to Purchaser by Seller that Seller received from its predecessors in ownership of the Interests or from third party sources (such information including, but not limited to maps, plats, well logs, core analyses and sections, production data, operating expenses, net revenue interests and working interests, gas-condensate oil ratios, seismic and geological data, surface and subsurface maps, third party reversionary rights, burdens and encumbrances), is comprised of either the originals of such information or true and correct copies of such information as received by Seller and Seller did not withhold any information which if known by Purchaser would have caused Purchaser to credit less reserves to the Leases and the Lands or to change the classification of such reserves, and, to Seller's knowledge, there have been no changes subsequent to the furnishing of such information to Purchaser that would affect the current accuracy or completeness of the information heretofore furnished Purchaser in any material respect. To the best of Seller's knowledge, Seller has provided copies of all of the foregoing to Purchaser, or has provided Purchaser with access to the foregoing.

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5.12 Except as disclosed in Section 5.5, to the knowledge of Seller,  there have been no claims,  demands or  allegations  that the  Interests,  or any part
     thereof,   have  been   operated  in  violation  of  any  law  relating  to
     environmental  conditions  and  industrial  hygiene,   including,   without
     limitation,  the Resource  Conservation and Recovery Act of 1976, 42 U.S.C.
     ss.ss.   6901,  et  seq.,   the   Comprehensive   Environmental   Response,
     Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601-9657, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251, et seq., the Clean Air Act, 42 U.S.C. ss.ss. 741, et seq., the Clean Water Act, 33 U.S.C. ss. 7401, the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601-2629, the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300F - 300J, and all similar federal, state and local environmental statutes, ordinances and
     the   regulations,   orders  and  decrees  now  or  hereafter   promulgated
     thereunder.  Seller is not the operator of any of the Interests, but to the
     knowledge  of  Seller,   all  operators  have  operated  their   respective
     properties in accordance with laws relating to environmental conditions and
     industrial  hygiene.   Purchaser  acknowledges  that  if  it  acquires  the
     Interests, it will acquire the Interests subject to any claims or demands that allege a breach or infraction of any of the laws involving the environment, including, but not limited, to those listed in this Section, whether or not the breach or infraction occurred before, on or after the Effective Date, and that Purchaser will hold Seller harmless from any claims, demands or liabilities arising from any alleged or actual breach of infraction of any laws involving the environment.

5.13 Purchaser acknowledges and agrees that Seller has not made, and does not make, any warranty or representation, express, implied or otherwise, as to the accuracy or completeness of any data, reports, records, projections, information or materials now, heretofore or hereafter furnished or made available to Purchaser in connection with this Agreement including, without limitation, pricing assumptions, or quality or quantity of hydrocarbon reserves (if any) which Seller believes might be attributable to the Interests or the ability or potential of the any of the Interests to produce hydrocarbons or the environmental condition of the properties or any other matters contained in the proprietary data or any other materials furnished or made available to Purchaser. Any and all data, records, reports, projections, information and other materials (written or oral) furnished to Purchaser or otherwise made available or disclosed to Purchaser were provided to Purchaser as a convenience and shall not create or give rise to any liability of or against Seller and any reliance on or use of the same shall be at Purchaser's sole risk to the maximum extent permitted by law.

5.14 Seller is selling the Interests to Purchaser as is, where is - with all faults and without any warranties or covenants of title, express or

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     implied, and without any representations  concerning title to the Interests not specifically set forth in this Article 5, and notwithstanding any representation of the GWI and the NRI, as set forth in Exhibit A, Seller does not warrant any quantum of title. In addition, Purchaser will assume all responsibility and liability for any environmental defects whether arising before, during or after the Effective Date.

                                   ARTICLE 6

                   Purchaser's Representations And Warranties

Purchaser represents and warrants to and agrees with Seller that:

6.1 By the Closing Date, the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will have been duly and validly authorized by the Board of Directors of Purchaser.

6.2 The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any of the terms or conditions of nor result in the breach of any of the terms or conditions of nor constitute a default under the Articles of Incorporation nor the By-laws of Purchaser.

6.3 Purchaser will be, as of the Closing Date, qualified to do business in the State of Texas, and, if Purchaser desires to operate any of the Interests for its own account, will be properly qualified to do so by the Railroad Commission of Texas.

6.4 Purchaser represents and acknowledges that, before entering into this Agreement, Purchaser was advised by and has relied solely on Purchaser's own legal, tax and other professional counsel concerning this Agreement, the Interests and the operations conducted thereon. Purchaser represents and acknowledges that Purchaser is able to bear the economic risk of any oil and gas investment Purchaser is obligated to or might choose to make in the Interests and that Purchaser is capable of evaluating the merits and risks of investments in the Interests and the operations to be conducted thereon. Purchaser represents and acknowledges that Purchaser is acquiring an interest in the Interests for Purchaser's own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order.

                                   ARTICLE 7

              Conditions Precedent To The Obligations Of Purchaser

7.1 All obligations of Purchaser under Article 2 and Article 9 are subject, at Purchaser's option, to the fulfillment prior to or at the Closing Date of each of the following conditions:

     (a)  Each and every  representation  and warranty of Seller as set forth in
          Article 5 of this Agreement  shall be true and accurate as of the date

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

          when made and shall be deemed to be made again at and as of the Closing Date and shall then be true and accurate in all respects.

     (b) Seller shall have performed and complied with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Seller prior to or at Closing; provided, however, that if Seller has not obtained consents to assign in respect of the Gulf Fee Lease as provided in Section 3.6, the failure of Seller to obtain such consents shall not be deemed to be a breach of a covenant, agreement or condition of this Agreement.

     (c) The Interests shall not have been materially and adversely affected as of the Closing Date in any way as a result of any casualty of disaster, accident, labor disputes, exercise of power of eminent domain or other governmental event or Act of God or the public enemy.

     (d) No suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, to prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and there shall have been no investigation or inquiry made or commenced by any governmental agency in connection with this Agreement or the transactions contemplated hereby.

     (e) Purchaser shall have satisfied itself that no instruments have been filed for record from and after the date Purchaser's examination of title concluded that adversely affects the title of Seller to the Leases and the Lands.

                                    ARTICLE 8

                Conditions Precedent To The Obligations Of Seller

All obligations of Seller under Article 9 are subject, at Seller's option, to the fulfillment prior to or at the Closing Date of each of the following conditions:

8.1 Each and every representation and warranty of Purchaser under this Agreement shall be true and accurate in all respects as of the date when made and shall be deemed to be made again and as of the Closing Date and shall then be true and accurate in all respects, except as to changes therein specifically contemplated by this Agreement.

8.2 Purchaser shall have performed and complied with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or at Closing.

8.3 No suit, action or other proceeding shall be pending or threatened by any third party before any court or governmental agency seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and there shall have been no investigation or inquiry made or commenced by any governmental agency in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE 9

                 Actions Of Seller And Purchaser At The Closing

9.1 The Closing of the purchase and sale of the Interests shall take place as soon as reasonably practicable after the date that this Agreement becomes effective as provided in Section 14.9, but shall not be any earlier than the later of: (1) 30 days from the date of the execution of this Agreement, or (2) the date that Seller obtains the consent of its shareholders, as provided in Section 5.2. The Closing shall take place the time, date and place as Seller and Purchaser may agree upon in writing, which the parties shall deliver to each other no later than five days before the proposed Closing Date.

9.2 At the Closing, Seller shall execute, acknowledge and deliver to Purchaser an Assignment and Conveyance (the "Instrument of Conveyance") covering all of the Interests (other than the Claim), substantially in the form as Exhibit D, which Instrument of Conveyance is dated as of and at the Effective Date. Purchaser shall be solely responsible for recording the Instrument of Conveyance in the Hardin County, Texas, official records and for the cost of the filing fees of that recordation. With regard to the Claim, before the execution of this Agreement, Seller has communicated with the attorney who is overseeing the defense of the Claim. At the Closing, Seller shall provide documentation acceptable to Purchaser to the effect that Purchaser will have an assignment of Seller's rights in regard to the Claim, or the economic equivalent of an assignment of Seller's rights in regard to the Claim, which will include Seller's rights to any funds held in escrow or in suspense in regard to the Claim, irrespective of when the funds may have been placed in escrow or in suspense, Seller agreeing that it shall have no claim upon the amounts paid, irrespective of the date or time when the amount was paid, or to which period of time it relates.

9.3 Purchaser recognizes that Seller is not the operator of the Interests. In regard to the Interests described on Exhibit A as the Coline Lease, the Gulf Fee Lease and the Black Stone Minerals Lease, the operator thereof is C.F.O., Inc., and Purchaser will succeed to Seller's rights as a non-operator. With regard to the Milhorn Leases, Seller is the nominal operator, and the properties are operated pursuant to a contract operating agreement with Traton Operating Company, which will be assigned to Purchaser pursuant to the Instrument of Conveyance.

9.4 If requested by Purchaser, at the Closing, Seller will execute one or more letters in lieu of transfer orders, authorizing the purchaser of production to remit the proceeds from the sale production to Purchaser.

9.5 At the Closing, Purchaser shall deliver to the Seller the Purchase Price, as adjusted if necessary pursuant to Section 9.6 below by wire transfer to an account specified by Seller, and Purchaser and Seller shall direct Charger Title to pay the same to Seller. To the extent that any documentation is due to the party holding the Escrow Funds, the parties shall execute the same and transmit it to the party holding the Earnest Money.

9.6 Ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Interests (and not deducted by the purchaser of the hydrocarbon production from the proceeds of production) shall be prorated been Seller and Purchaser as of the Effective Date, and Seller shall be charged for all such taxes and assessments on the Interests based upon taxes for the tax year ending in 2013, and shall be deemed to be a final accounting with regard to the same.

9.7 If, by the Closing Date, Seller has not obtained the consent required by the terms of Section 3.6, then the Gulf Fee Lease shall not be included in the Instruments of Conveyance nor in the Joint Operating Agreement. In that event, the obligations and actions of the parties in respect of the Gulf Fee Lease as applicable, after the Closing shall be governed by the provisions of Section 10.4.

                                   ARTICLE 10

              Settlement Statement; Further Actions And Assurances

10.1 Seller shall prepare and deliver to Purchaser a settlement statement ("Settlement Statement") no more than 60 days after the Closing Date for Purchaser's review and approval. The Settlement Statement shall set forth the Purchase Price and the tax adjustment as provided in Section 9.6, and shall include all revenues paid to Seller for the sale of hydrocarbons which occurred after the Effective Date, but which were received by Seller after the Effective Date. It shall also include all payments for invoices received by Purchaser after the Closing Date, and which were attributable to periods of time before the Effective Date.

10.2 The Settlement Statement shall contain the following adjustments, as well as any others that have been agreed by the parties:

     (a) All merchantable hydrocarbons associated with the Interests and stored in tanks and vessels, excluding pipeline fill, will be gauged, as of the Effective Date, to the bottom of the flange by the operator of the Interests, and the amount of crude oil in the gun barrels on the Leases shall be allocated to Seller and Seller shall retain the proceeds of the sale of the merchantable hydrocarbons so gauged. With respect to the amount of crude oil in the gun barrels, the parties agree that for the purposes of settlement, the same shall be equal to
          635.7 barrels, and settlement for the same shall be made at the market price prevailing for like crude oil on the Effective Date and the value thereof shall be allocated to Seller.

     (b) All monies, proceeds, receipts, credits and income attributable to the Interests for all periods of time after the Effective Date shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and transmit the same promptly to Purchaser, and to the extent not so transmitted, shall be accounted for in the Settlement Statement by a credit to Purchaser.

     (c) All monies, proceeds, receipts, credits and income attributable to the Interests for all periods of time before the Effective Date shall be the sole property and entitlement of Seller, and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit the same promptly to Seller, and to the extent not so transmitted, shall be accounted for in the Settlement Statement by a credit to Seller.

     (d) The Settlement Statement shall include the sum of $50,000, which shall be the amount due to Seller in respect of the Claim, and shall be accounted for in the Settlement Statement by a credit to Seller.

     (e) All costs, expenses, disbursements, obligations and liabilities attributable to the Interests for the period of time after to the Effective Date, regardless of when due or payable, shall be the sole obligation of Purchaser and if paid by Seller, Purchaser shall promptly reimburse Seller for the same, and to the extent no so paid by Purchaser shall be accounted for in the Settlement Statement by a credit to Seller.

     (f) All costs, expenses, disbursements, obligations and liabilities attributable to the Interests for the period of time before to the Effective Date, regardless of when due or payable, shall be the sole obligation of Seller and if paid by Purchaser, Seller shall promptly reimburse Purchaser for the same, and to the extent no so paid by Seller shall be accounted for in the Settlement Statement by a credit to Purchaser.

     (g) After all adjustments and credits have been agreed, the party then owing funds to the other shall make a payment to the other party as soon as the parties have agreed upon the Settlement Statement.

     (h) In addition to the Settlement Statement described above, the parties may, if they elect, exchange Settlement Statements 180 days after the Closing Date, if they reasonably believe that further adjustments may then be necessary. If the parties elect to do so, the same adjustments and payment requirements set forth in Sections 10.2(a) through 10.2(g) shall apply as necessary.

10.3 At any time or from time to time, on and after the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser, all additional assignments, consents, endorsements, documents, transfer orders and instruments and take or cause to be taken all actions that Purchaser may deem necessary or desirable to vest or to confirm title to the Interests as contemplated herein and in the Instrument of Conveyance in Purchaser and Seller shall assist Purchaser in exercising any rights with respect to the Interests, and otherwise to carry out the intents and purposes of this Agreement.

10.4 If, by the Closing Date, Seller has not obtained the consents required by the terms of Section 3.6, then after such time, Seller shall diligently continue to seek such consents. When the consents are obtained, then Seller shall, as promptly thereafter as possible, assign the appropriate interest in and to the Gulf Fee Lease to Purchaser. Purchaser may, but shall not be obligated to, waive the obligation to obtain such consent, but the waiver shall not be effective unless a written waiver is in effect and both parties have executed counterparts thereof, and Purchaser may condition its waiver upon such requirements as it may desire. If Purchaser does not waive the obligation to obtain the consent, by a written instrument, delivered on or before August 1, 2014, then Seller's obligation to seek the consents or approvals shall be terminated, but Seller shall repay Purchaser the amount of $50,000.00 for the Gulf Fee Lease.

                                   ARTICLE 11

                                     Notices

Except as specifically provided otherwise in this Agreement or an Exhibit or Schedule hereto, any notices, claims, requests, demands and other communications required or permitted to be given hereunder shall be in writing, and may be given by personal delivery, by courier, by mail, by electronic mail or by facsimile machine addressed to the party to whom such notice is directed. A notice shall be effective as follows: if by personal delivery, upon the receipt thereof; if by courier service, upon receipt by the receiving party from the courier service; if by mail, three days after delivery thereof to the postal authorities, all first class postage pre paid; if by electronic mail or facsimile machine, upon confirmation by the transmitting party from the receiving party that such electronic mail or facsimile was received. Each party's proper address for the receipt of notices shall be as set forth below; provided, that a party may change such address by giving notice thereof to the other parties. The parties' addresses, for notice purposes, are as follows:

           Seller's Address:

                    Vanguard Energy Corporation

                    1330 Post Oak Boulevard, Suite 1600
                    Houston, Texas 77056

                    (713) 627-2500
                    Fax Number: (310) 525-3511
                    E-mail: wdillard@vanguardenergycorp.com
                    Attention: Mr. Warren M. Dillard

           Purchaser's Address:

                    Vast Exploration, LLC

                    160 West Canyon Crest Road
                    Alpine, Utah 84004
                    (801) 216-8850
                    E-mail: Justin@privatecapitalgroup.com
                    Attention: Mr. Justin Griffin

                                   ARTICLE 12

                                   Termination

12.1 This Agreement may be abandoned or terminated in writing on or before the Closing Date, in which case, Purchaser and Seller shall direct Charger Title to return the Earnest Money to Purchaser:

     (a)  by the agreement of Purchaser and Seller;

     (b)  by either party if the Closing has not occurred by May 15, 2014;

     (c)  by either party pursuant to the provisions of Section 12.2;

     (d)  by Purchaser pursuant to Article 7;

     (e) by Purchaser, if any of Seller's representations or warranties are materially in accurate, regardless of whether Seller had knowledge of the inaccuracy; or

     (f) by Seller pursuant to Article 8; provided that in the case of Seller's terminating this Agreement pursuant to this Section 12.1(f), Purchaser and Seller shall direct Charger Title to return the Earnest Money to Seller.

12.2 In addition, either Purchaser or Seller may terminate this Agreement at any time prior to Closing by giving the other party written notice thereof if:

     (a) There is any material breach of failure to perform by the other party or of any of the warranties, representations, commitments, covenants and conditions under this Agreement;

     (b) There exists any material error, misstatement or omission of a material fact on the part of the other party which renders an exhibit, representation of fact or document or schedule delivered in connection herewith misleading and materially prejudicial to the party terminating this Agreement; or

     (c) The notice provided by a party pursuant to the preceding Sections of this Section 12.2 shall clearly specify the material breach or failure of the notified party to perform any of its warranties, representations, commitments, covenants and conditions, or the material error, misstatement or omission of the notified party.

12.3 If this Agreement is abandoned or terminated as provided in this Article 12, then Charger Title shall return the Earnest Money to Purchaser, unless this Agreement is terminated by Seller pursuant to Section 12.1(f), or by reason of an action of Purchaser as specified in Section 12.2, and, if terminated by Seller pursuant to either or both of the specified reasons, Charger Title shall then return the Earnest Money to Seller. Upon termination, neither party shall have any obligations to the other, except as provided in this Article 12 and those portions of Article 14 which necessarily survive.

                                   ARTICLE 13

                           Interpreting This Agreement

In this Agreement and the Exhibits, unless the context otherwise requires:

     (a)  the singular number includes the plural number and vice versa;

     (b) reference to any person includes that person's successors and assigns but, if applicable, only if successors and assigns are permitted by this Agreement, and reference to a person in a particular capacity excludes that person in any other capacity;

     (c)  reference to any gender includes each other gender;

     (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

     (e) the word "including" and its derivatives means "including, but not limited to," and corresponding derivative expressions;

     (f) with regard to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including;"

     (g) whenever the parties have agreed that any approval or consent shall not be unreasonably withheld, such phrase includes the parties' agreement that the approval or consent shall not be unreasonably delayed or conditioned;

     (h) no consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement; every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement;

     (i) The titles and captions of the Sections provided in this Agreement are strictly for purposes of convenience and reference and are not intended to change, modify, or alter the substance of any provision of this Agreement.

     (j) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (k) a defined term has its defined meaning throughout this Agreement, and each Exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;

     (l) all references to prices, values or monetary amounts refer to United States dollars, unless expressly provided otherwise;

     (m) each Exhibit to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, the provisions of the main body of this Agreement shall prevail; and

     (n) the word "or" may not be mutually exclusive, and can be construed to mean "and" where the context requires there to be a multiple rather than an alternative obligation.

                                   ARTICLE 14

                            Miscellaneous Provisions

14.1 The parties acknowledge that this Agreement has been negotiated and executed in the State of Texas, and further agree that this Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts-of-laws provisions thereof. Each party, solely for the benefit of the other Party and not for the benefit of any third person hereby irrevocably submits to the jurisdiction of any Texas court sitting in Harris County, Texas or any Federal court sitting in the Southern District of Texas, Houston Division, having subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims in respect of such actions or proceedings shall be heard and determined in such Texas court or Federal court; provided, however, that nothing in the foregoing provisions of this Article shall be construed to permit the initiation of an action or proceeding by either party in a manner other than as prescribed or permitted by law and provided, further, however that the foregoing provisions of this Article are intended to govern the situs of actions or proceedings between the parties, and are not intended to be applicable to the bringing of actions or proceedings by a party with respect to third persons.

14.2 This Agreement and the Exhibits set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by Seller or Purchaser which is not embodied in this Agreement or in the documents referred to herein, and neither Seller not Purchaser shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

14.3 No officer, director, employee or agent of either Seller or Purchaser may amend, alter, supplement, change or modify this Agreement except by a written instrument physically executed by either an officer of Purchaser or an officer of Seller. Any attempted oral modification or written modification, except as specifically set forth herein, shall be void, ab initio, and shall not be construed as, nor shall it be, a modification of this Agreement.

14.4 All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns and other legal representatives.

14.5 There are no third party beneficiaries to this Agreement, and this Agreement is solely among the parties hereto, and the parties do not intend to confer any benefit, right or obligation upon any party not specifically a party to this Agreement.

14.6 No waiver by any party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

14.7 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument; provided, however, that this Agreement shall be effective as to each party upon its execution hereof whether all counterparts are executed by a party or not. In making proof of this Agreement it shall not be necessary to produce nor to account for all counterparts hereof, and it shall be sufficient to produce but one counterpart original hereof executed by the party sought to be charged thereby.

14.8 The parties specifically intend that this Agreement may be executed by facsimile or by the exchange of documents in electronic format in accordance with the Uniform Electronic Transactions Act (Tex. Bus. & Com. Code ss. 43.001 et seq.), and that this Agreement shall be deemed to be executed by the parties when a party has caused the execution hereof by a person duly authorized to execute the same, has then forwarded the Agreement by facsimile or electronic mail, and the other parties have executed the counterpart of the Agreement received by them and have returned a fully executed counterpart to the originating party. Upon the receipt by the originating party of a fully executed counterpart, whether the same be in facsimile or electronic form, the Agreement shall then be deemed to be executed and effective. The parties may, but shall not be required to, exchange counterparts bearing original signatures, but the date of execution shall be deemed to be the date upon which the originating party received the fully executed counterpart.

14.9 This Agreement shall become effective upon the latest date of the execution hereof by both parties, and for the purposes of determining the date of execution, the same shall be the date set forth below a party's signature.


                     [TWO SIGNATURE PAGES FOLLOW THIS PAGE]

The parties have executed this instrument to be effective as provided in Section 14.9.

                                      SELLER
                                      Vanguard Energy Corporation


                                      By:/s/ Warren Dillard
                                         -------------------------
                                         Warren Dillard, President

                                         Date: April 11, 2014

The parties have executed this instrument to be effective as provided in Section 14.9.

                                      PURCHASER
                                      Vast Exploration, LLC


                                      By: /s/ Jared Lucero
                                         -----------------
                                         Name: Jared Lucero
                                         Title: President
                                         Date April 16, 2014

                                    Exhibit A

                                       To

                           Purchase and Sale Agreement

                                     Between

                           Vanguard Energy Corporation

                                       And

                              Vast Exploration, LLC

                            Description of Properties

                                    Exhibit B

                                       To

                           Purchase and Sale Agreement

                                     Between

                           Vanguard Energy Corporation

                                       And

                              Vast Exploration, LLC

                                    Inventory

                                    Exhibit C

                                       To

                           Purchase and Sale Agreement

                                     Between

                           Vanguard Energy Corporation

                                       And

                              Vast Exploration, LLC

                            Purchase Price Allocation

                               [Follows This Page]

                                    Exhibit D

                                       To

                           Purchase and Sale Agreement

                                     Between

                           Vanguard Energy Corporation

                                       And

                              Vast Exploration, LLC

                            Instrument of Conveyance